                                                                    EXHIBIT 12.1

                        SILICON STORAGE TECHNOLOGY, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       (AMOUNTS IN THOUSANDS OF DOLLARS)

                                                                                             SIX MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,                       JUNE 30,
                                     ----------------------------------------------------   -------------------
                                       1995       1996       1997       1998       1999       1999       2000
                                     --------   --------   --------   --------   --------   --------   --------
Income (loss) before provision for
  (benefit from) income taxes.....    $5,435    $19,949    $(10,089)  $(18,159)  $(3,928)   $(10,142)  $40,417
                                      ------    -------    --------   --------   -------    --------   -------
Fixed charges:
  Interest expensed and
    amortization of debt
    expense.......................       273         --          --         31       214          36       545
  Rental at 33% of total rent
    expense.......................        71        150         140        250       369         168       304
                                      ------    -------    --------   --------   -------    --------   -------
  Total fixed charges.............       344        150         140        281       583         204       849
                                      ------    -------    --------   --------   -------    --------   -------
Income (loss) before provision for
  (benefit from) income taxes plus
  fixed charges...................    $5,799    $20,099    $ (9,949)  $(17,878)  $(3,345)   $ (9,938)  $41,266
                                      ======    =======    ========   ========   =======    ========   =======
Ratio of earnings to fixed
  charges.........................      16.9      134.0          --         --        --          --      48.6
                                      ======    =======    ========   ========   =======    ========   =======